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                                                               FORM 3

                                              U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
                                   of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1. Name and Address of                 |2. Date of Event Re- |4. Issuer Name and Ticker or Trading Symbol                         |
|   Reporting Person                    |   quiring Statment  |                                                                    |
|                                       |   (Month/Day/Year)  |                                                                    |
|   Netvest Capital Funding, Inc.       |       3/6/98        |      Enhanced Services Company, Inc. (ESVS)                        |
|   ----------------------------------  |  -----------------  |  ----------------------------------------------------------------  |
|     (Last)     (First)      (Middle)  |3. IRS or Social Se- |5. Relationship of Reporting Person to Issuer |6. If Amendment,     |
|                                       |   curity Number of  |             (Check all applicable)           |   Date of Original  |
|                                       |   Reporting Person  |                                              |   (Month/Day/Year)  |
|   11835 W. Olympic Blvd. Ste. 1090    |   (Voluntary)       |  [ ] Director              [X] 10% Owner     |                     |
|   ----------------------------------  |                     |                                              |       Filed         |
|           (Street)                    |                     |                                              |---------------------|
|                                       |                     |  [ ] Officer (give title   [ ] Other (specify|7.Individual or Joint|
|                                       |   ----------------  |               below)                  below) |  Group Filing (check|
|   Los Angeles    CA          90064    |                     |                                              |  applicable line)   |
|   ----------------------------------- |                     |     -------------------------------------    |                     |
|    (City)      (State)       (Zip)    |                     |                                              |[ ]Form filed by one |
|                                       |                     |                                              |   reporting person  |
|                                       |                     |                                              |[ ]Form filed by more|
|                                       |                     |                                              |   than one reporting|
|                                       |                     |                                              |   person            |
|                                       |------------------------------------------------------------------------------------------|
|                                       |                                                                                          |
|                                       |                  Table I -- Non-Derivative Securities Beneficially Owned                 |
|---------------------------------------|------------------------------------------------------------------------------------------|
|1. Title of Security                   |2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial |
|                                       |   Beneficially Owned           |    Form: Direct (D)  |    Ownership                     |
|                                       |   (Instr. 4)                   |    or Indirect (I)   |    (Instr. 5)                    |
|                                       |                                |    (Instr. 5)        |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
| Common Stock                          |             220,000            |          I           |    See response below.           |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
| 1998 Series Preferred Stock*          |           1,000,000            |          I           |    See response below.           |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
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   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                       (Print or Type Responses)

                                                                                                                  FORM 3 (Continued)

        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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|1. Title of Derivative         |2. Date Exer-    |3. Title and Amount of          |4. Conver- |5. Ownership  |6. Nature of In-    |
|   Security (Instr. 4)         |   cisable and   |   Securities Underlying        |   sion or |   Form of    |   direct Beneficial|
|                               |   Expiration    |   Derivative Security          |   Exercise|   Derivative |   Ownership        |
|                               |   Date          |   (Instr. 4)                   |   Price of|   Security:  |   (Instr. 5)       |
|                               |   (Month/Day/   |                                |   Deri-   |   Direct (D) |                    |
|                               |   Year)         |                                |   vative  |   or Indirect|                    |
|                               |                 |                                |   Security|   (I)        |                    |
|                               |-----------------|--------------------------------|           |   (Instr. 5) |                    |
|                               |        |        |                    |   Amount  |           |              |                    |
|                               |Date    |Expira- |                    |     or    |           |              |                    |
|                               |Exer-   |tion    |        Title       |   Number  |           |              |                    |
|                               |cisable |Date    |                    |     of    |           |              |                    |
|                               |        |        |                    |   Shares  |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
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Explanation of Responses:

      * The 1998 Series Preferred Stock is convertible into Common Stock solely at the option of the issuer and only after receipt of approval of the stockholders at a meeting duly called for such purposes.  Accordingly, the 1998 Series
      Preferred Stock is not listed on Table II as a derivative security.

      Netvest Capital Funding, Inc., is the sole general partner of Netvest Capital Partners LP, which is the direct owner of the shares.  Under the partnership agreement, the general partner has the sole power to vote and dispose of the shares.

                                                        /s/ Rosanna Krander, Secretary                                 3/16/98
                                                        ------------------------------------------------------  -------------------
                                                                    **Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.
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